As filed with the Securities and Exchange Commission on May 3, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

OTTER TAIL CORPORATION

(Exact name of registrant as specified in its charter)

Minnesota	27-0383995
(State or other jurisdiction of incorporation or organization)	(I.R.S Employer Identification No.)

215 South Cascade Street, Box 496

Fergus Falls, Minnesota 56538-0496

(866) 410-8780

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jennifer O. Smestad, Esq.

Vice President, General Counsel and Corporate Secretary

215 South Cascade Street, Box 496

Fergus Falls, Minnesota 56538-0496

(866) 410-8780

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Gary L. Tygesson, Esq.

Dorsey & Whitney LLP

50 South Sixth Street, Suite 1500

Minneapolis, Minnesota 55402

(612) 340-8753

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” or “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.        ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common shares ($5 par value)	1,500,000 shares	$44.58	$66,870,000	$8,326

(1)     Pursuant to Rule 416 under the Securities Act, this registration statement also covers any additional shares that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)     Estimated in accordance with Rule 457(c) solely for the purpose of calculating the registration fee based upon the average of the high and low sales prices for the common shares on April 27, 2018, as reported on the Nasdaq Global Select Market.

(3)     Pursuant to Rule 457(p) under the Securities Act, the registrant is applying the filing fee of $2,234 associated with certain unsold securities under its Registration Statement on Form S-3ASR (File No. 333-204042), originally filed by the registrant on May 11, 2015, to partially offset the entire registration fee of $8,326 that would otherwise be due in connection with this Registration Statement. As a result, $6,092 is being remitted herewith.

PROSPECTUS

Automatic Dividend Reinvestment and Share Purchase Plan

Common Shares ($5 par value)

Otter Tail Corporation’s Automatic Dividend Reinvestment and Share Purchase Plan provides the corporation’s common shareholders, retail customers of Otter Tail Power Company (“OTP”) and other interested investors with a convenient method of purchasing Otter Tail common shares, $5 par value, without paying any brokerage fees or service charges. Current record holders of common shares can purchase additional common shares by reinvesting all of their dividends and/or making optional cash investments. Customers of OTP who are not current record holders and other interested investors can purchase common shares and thereafter participate in the plan by enrolling with a minimum initial investment of $100 (for customers of OTP) or $250 (for other interested investors).

The shares purchased under the plan may be new issue common shares or common shares purchased on the open market. New issue common shares will be purchased from the corporation at the current market price of common shares as determined by the corporation on the basis of the average of the high and low sales prices of common shares on the applicable investment date as reported on the Nasdaq Global Select Market. The price of common shares purchased on the open market will be the weighted average price per share at which shares are purchased on the open market for the relevant period.

Otter Tail Corporation is offering a total of 1,500,000 common shares under the plan.

Otter Tail Corporation’s common shares are traded on the Nasdaq Global Select Market under the symbol “OTTR.”

Otter Tail Corporation’s principal executive offices are located at 215 South Cascade Street, P.O. Box 496, Fergus Falls, Minnesota 56538-0496 and 4150 19th Avenue South, Suite 101, P.O. Box 9156, Fargo, North Dakota 58106-9156. Otter Tail Corporation’s telephone number for shareholder inquiries is 800-664-1259. Inquiries may also be sent by electronic mail at sharesvc@ottertail.com.

Investing in Otter Tail Corporation’s common shares involves risks. See “Risk factors” beginning on page 2 of this prospectus and any risk factors described in Otter Tail Corporation’s Securities and Exchange Commission filings that are incorporated by reference in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these common shares or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 3, 2018.

You should rely only on the information contained or incorporated by reference in this prospectus. Otter Tail Corporation has not authorized anyone to provide you with different or additional information. If anyone provides you with additional or different information, you should not rely on it. Otter Tail Corporation is not offering to sell the common shares in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus or any document incorporated by reference is accurate only as of the date on the front cover of the applicable document. Otter Tail Corporation’s business, financial condition, results of operations and prospects may have changed since those dates.

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Where you can find more information

Otter Tail Corporation files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). These SEC filings are available to the public through the Internet at the SEC’s web site at www.sec.gov. You may also read and copy any document Otter Tail Corporation files with the SEC at the SEC’s public reference room at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 800-SEC-0330 for further information about its public reference facilities and their copy charges.

The SEC allows Otter Tail Corporation to incorporate by reference the information Otter Tail Corporation files with them. This allows Otter Tail Corporation to disclose important information to you by referencing those filed documents. Otter Tail Corporation has previously filed the following documents with the SEC and is incorporating them by reference into this prospectus (other than any portions of any such documents that are not deemed “filed” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in accordance with the Exchange Act and applicable SEC rules):

•             Annual Report on Form 10-K for the year ended December 31, 2017, as amended by Amendment No. 1 thereto on Form 10-K/A filed on February 22, 2018;

•             Current Reports on Form 8-K filed on February 13, 2018, April 10, 2018 and April 20, 2018; and

•             the description of Otter Tail Corporation’s common shares contained in any registration statement or report filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Otter Tail Corporation also is incorporating by reference any future filings made by it with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this prospectus and prior to the expiration or termination of the registration statement of which this prospectus is a part (other than portions of any such documents that are not deemed “filed” under the Exchange Act, in accordance with the Exchange Act and applicable SEC rules). The information contained in any such document will be considered part of this prospectus from the date the document is filed with the SEC.

Any statement made in a document incorporated by reference into this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement in this prospectus or in any other subsequently filed document, which is also incorporated by reference, modifies or supersedes such statement. Any statement made in this prospectus is deemed to be modified or superseded to the extent a statement in any subsequently filed document, which is incorporated by reference into this prospectus, modifies or supersedes such statement.

You can obtain a copy of any documents which are incorporated by reference in this prospectus, except for exhibits which are specifically incorporated by reference into those documents, at no cost, by writing or telephoning:

Otter Tail Corporation

Shareholder Services Department

215 South Cascade Street, Box 496

Fergus Falls, Minnesota 56538-0496

(800) 664-1259 (toll free)

(218) 739-8479 (locally)

Otter Tail Corporation has not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus. Otter Tail Corporation takes no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Otter Tail Corporation is not offering to sell the securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or any documents incorporated by reference is accurate as of any date other than the date on the front cover of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

Risk factors

An investment in Otter Tail Corporation’s common shares involves risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated by reference from Otter Tail Corporation’s most recent annual report on Form 10-K, as updated by our subsequent quarterly reports on Form 10-Q and other filings we make with the SEC. It is possible that Otter Tail Corporation’s business, financial condition, liquidity or results of operations could be materially adversely affected by any of these risks. See also “Cautionary statement regarding forward-looking statements” in this prospectus.

Risks Related to Otter Tail Corporation’s Securities

Otter Tail Corporation’s Board of Directors has the power to issue series of cumulative preferred shares and cumulative preference shares and to designate the rights and preferences of those series, which could adversely affect the voting power, dividend, liquidation and other rights of holders of the corporation’s common shares.

Under Otter Tail Corporation’s articles of incorporation, its Board of Directors has the power to issue series of cumulative preferred shares and cumulative preference shares and to designate the rights and preferences of those series. Therefore, the corporation’s Board of Directors may designate a new series of cumulative preferred shares or cumulative preference shares with the rights, preferences and privileges that the Board of Directors deems appropriate, including special dividend, liquidation and voting rights. The creation and designation of a new series of cumulative preferred shares or cumulative preference shares could adversely affect the voting power, dividend, liquidation and other rights of holders of the corporation’s common shares and, possibly, any other class or series of stock that is then in existence.

The market price of Otter Tail Corporation’s common shares may be volatile, and this may make it difficult for holders to sell the common shares at the desired time and for the desired price.

The market price of Otter Tail Corporation’s common shares may fluctuate significantly in response to a number of factors, some of which may be beyond the corporation’s control. These factors include the perceived prospects or actual operating results of the corporation’s electric and nonelectric businesses; changes in estimates of the corporation’s operating results by analysts, investors or the corporation; the corporation’s actual operating results relative to such estimates or expectations; actions or announcements by the corporation or its competitors; litigation and judicial decisions; legislative or regulatory actions; and changes in general economic or market conditions. In addition, the stock market in general has from time to time experienced extreme price and volume fluctuations. These market fluctuations could reduce the market price of the corporation’s common shares for reasons unrelated to its operating performance.

Future sales of common shares or equity-related securities by Otter Tail Corporation in the public market could adversely affect the trading price of the common shares.

In the future, we may sell additional common shares or other equity-related securities to raise capital. In addition, common shares are reserved for issuance on the vesting of restricted stock units and performance shares. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for the common shares. Sales of significant amounts of common shares or equity-related securities in the public market, or the perception that such sales will occur, could adversely affect prevailing trading prices of the common shares.

Otter Tail Corporation’s charter documents and Minnesota law contain provisions that could delay or prevent an acquisition of the corporation, which could inhibit the ability of holders of the corporation’s common shares to receive a premium on their investment from a possible sale of the corporation.

Otter Tail Corporation’s charter documents contain provisions that may discourage third parties from seeking to acquire the corporation. These provisions and specific provisions of Minnesota law relating to business combinations with interested shareholders may have the effect of delaying, deterring or preventing a merger or change in control of the corporation. Some of these provisions may discourage a future acquisition of the corporation even if shareholders would receive an attractive value for their shares or if a significant number of the corporation’s shareholders believed such a proposed transaction to be in their best interests. As a result, shareholders who desire to participate in such a transaction may not have the opportunity to do so.

The payment of future dividends on Otter Tail Corporation’s common shares will be subject to the discretion of its Board of Directors and will depend on the earnings and cash flows of the corporation’s subsidiaries, as well as other factors.

Otter Tail Corporation has historically paid quarterly dividends on its common shares. Any determination to pay dividends in the future will be at the discretion of the corporation’s Board of Directors. In addition, Otter Tail Corporation is a holding company with no significant operations of its own. The primary source of funds for payment of Otter Tail Corporation’s financial obligations and dividends to its shareholders is cash provided by its subsidiary companies. Otter Tail Corporation’s ability to meet its financial obligations and pay dividends on the common shares principally depends on the actual and projected earnings, cash flows, capital requirements and general financial position of the corporation’s subsidiary companies, as well as regulatory restrictions, financial covenants, general business conditions and other factors that the Board of Directors may deem relevant.

Cautionary statement regarding forward-looking statements

This prospectus and the documents incorporated by reference may contain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of Otter Tail Corporation and its subsidiaries. Statements preceded by, followed by or that include the words such as “may,” “will,” “expect,” “anticipate,” “continue,” “estimate,” “project,” “believes” or similar expressions are intended to identify some of the forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are included, along with this statement, for purposes of complying with the safe harbor provisions of that Act. These forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the risks and uncertainties described in this prospectus, including under “Risk factors,” the factors discussed in any documents incorporated by reference in this prospectus and other cautionary statements, written or oral, which may be made or referenced to in connection with any such forward-looking statement. Any forward-looking statement contained in this prospectus and the documents incorporated by reference speaks only as of the date on which the statement is made, and Otter Tail Corporation undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances that occur after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for Otter Tail Corporation to predict all of the factors, nor can Otter Tail Corporation assess the effect of each factor on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

About Otter Tail Corporation

Otter Tail Corporation and its subsidiaries conduct business primarily in the United States. The businesses of the corporation have been classified into three segments to be consistent with the corporation’s business strategy and the reporting and review process used by the corporation’s chief operating decision makers: Electric, Manufacturing and Plastics.

•             Electric includes the production, transmission, distribution and sale of electric energy in Minnesota, North Dakota and South Dakota by OTP. In addition, OTP is a participant in the Midcontinent Independent System Operator, Inc. markets. OTP’s operations have been Otter Tail Corporation’s primary business since 1907.

•             Manufacturing consists of businesses in the following manufacturing activities: contract machining, metal parts stamping, fabrication and painting, and production of plastic thermoformed horticultural containers, life science and industrial packaging, and material handling components. These businesses have manufacturing facilities in Georgia, Illinois and Minnesota and sell products primarily in the United States.

•             Plastics consists of businesses producing polyvinyl chloride (“PVC”) pipe at plants in North Dakota and Arizona. The PVC pipe is sold primarily in the upper Midwest and Southwest regions of the United States.

OTP is a wholly owned subsidiary of Otter Tail Corporation. The corporation’s manufacturing and plastic pipe businesses are owned by its wholly owned subsidiary, Varistar Corporation.

Otter Tail Corporation was incorporated in June 2009 under the laws of the State of Minnesota in connection with Otter Tail Corporation’s holding company reorganization on July 1, 2009. As a result of the reorganization, OTP, which had previously been operated as a division of Otter Tail Corporation, became a wholly owned subsidiary of the new parent holding company named Otter Tail Corporation. References in this prospectus to “Otter Tail,” “we,” “us,” “our” and the “corporation” refer to Otter Tail Corporation, including its consolidated subsidiaries, unless otherwise indicated or the context otherwise requires.

Use of proceeds

Otter Tail Corporation will receive no proceeds from the offering of common shares through the plan unless common shares are purchased directly from the corporation. To the extent shares are purchased from Otter Tail Corporation, the net proceeds from the sale of such shares will be added to the corporation’s general funds and used for general corporate purposes. Otter Tail Corporation has no basis for estimating either the number of common shares that ultimately will be sold pursuant to the plan or the prices at which such shares will be sold.

Description of the plan

The following question and answer statements constitute the full provisions of Otter Tail Corporation’s Automatic Dividend Reinvestment and Share Purchase Plan (the “plan”).

Otter Tail Corporation has appointed Equiniti Trust Company d/b/a EQ Shareowner Services (the “Plan Administrator”) to administer the plan.

Purpose

1.                      What is the purpose of the plan?

The purpose of the plan is to provide Otter Tail Corporation shareholders, Otter Tail Power Company retail customers and other interested investors with an economical and convenient method of purchasing Otter Tail Corporation common shares without paying brokerage fees or service charges. The terms and conditions of the plan are set forth below.

Participation

2.                      Who is eligible to participate in the plan?

Any person or entity is eligible to participate in the plan, whether or not they currently own common shares. If you live outside the United States, you should make sure that participation would not violate any laws or regulations in the country in which you reside.

However, we reserve the right to deny, modify, suspend or terminate participation by any person or entity in our sole discretion.

If you are already a participant in the plan, you are not required to re-enroll.

Advantages

3.                      What are some of the advantages of participating in the plan?

•                       Participation provides an economical and convenient way of automatically investing all of your cash dividends in, as well as the ability to make optional cash investments to purchase, Otter Tail Corporation common shares.

•                       You pay no brokerage fees on shares purchased for your plan account.

•                       All shares are held in your plan account, which means you do not have to worry about safekeeping your common share certificates. You can request shares out of your plan account either in certificate form or in book-entry form in the Direct Registration System (“DRS”) without charge at any time, upon request.

•                       Regular statements of account provide simplified recordkeeping.

•                       Full investment of funds is possible under the plan since the plan permits fractions, up to three decimal places, of shares to be credited to your account.

•                       You may sell your shares directly through the plan at any time, less any service fee and trading commission.

Disadvantages

4.                      What are some of the disadvantages of participating in the plan?

•                       You are not able to precisely time your purchases or sales through the plan and will bear the market risk associated with the fluctuations in the price of the corporation’s common shares pending the investment of funds under the plan.

•                       You will not earn interest on funds held pending their investment.

•                       You may not pledge the shares credited to your plan account until you withdraw the shares from the plan.

Enrollment

5.                      How do I enroll in the plan?

If you are an existing shareowner:

If your shares are currently registered in your name with Otter Tail Corporation, and not held by your broker or bank in their name, you can enroll through shareowneronline.com or by submitting an Account Authorization Form by mail (see “Contact Information” below).  If you are a beneficial owner of Otter Tail Corporation and your shares are held by a broker or other custodial institution that has established procedures that permit their customers to participate in the plan, please contact such broker or institution for the appropriate authorization form.

If you are a new investor:

If you do not already own Otter Tail Corporation common shares registered in your name, you can enroll in the plan by submitting a completed Account Authorization Form along with a payment for your initial investment. You may enroll through shareowneronline.com and authorize an automatic withdrawal from your bank account or through the mail by sending the Account Authorization Form along with a check (see “Contact Information” below).

If you are a new investor who is a retail customer of Otter Tail Power Company:

If you do not already own Otter Tail Corporation common shares registered in your name and are a retail customer of Otter Tail Power Company, you can enroll in the plan by submitting a completed an Account Authorization Form along with a payment for your initial investment. Send the Account Authorization Form along with a check payable to “OTC DRIP Plan” and mail to Otter Tail Corporation, Shareholder Services Department, 215 South Cascade Street, Box 496, Fergus Falls, Minnesota 56538-0496.

Plan Procedures

6.                      How does the plan work?

Your dividends will automatically be fully reinvested to purchase additional shares. Reinvestment of your dividends will be subject to any applicable U.S. withholding taxes.

All cash dividends payable on shares of our common shares held in the plan will be used to purchase additional shares. Under this option, a participant will not receive any cash dividend declared on our common shares; instead, all dividends will be reinvested. Whole and fractional shares will be allocated to the participant’s plan account.

Once enrolled in the plan, participants also may make optional cash payments of a minimum of $10 and a maximum of $120,000 per year to purchase common shares.

Participants pay no service fees or trading commission in connection with the purchase of plan shares. Otter Tail Corporation will bear all administrative service fees in connection with the purchase of plan shares.

Shares purchased with reinvested dividends and optional cash payments are held in the plan until the participant requests an issuance out of the plan either through a common share certificate or in book-entry form in DRS. A participant may also instruct the Plan Administrator to sell common shares held by the participant, less any service fee and trading commission (see “Plan Investment Summary and Fees” below).

Fractions of shares, computed to three decimal places, as well as full shares, are credited to participants’ accounts. Regular Statements of Account will provide simplified record keeping.

Participants can deposit certificates for common shares acquired through the plan or otherwise under the share deposit feature of the plan. (See “Safekeeping of Common Share Certificates” below.)

Investments

7.                      How are investments made?

Shares for the plan may come either from authorized but unissued common shares (“new issue common shares”) or from purchases of common shares of Otter Tail Corporation made on any securities exchange where the shares are traded, in the over-the-counter market or in negotiated transactions. The corporation will decide when the plan will purchase new issue common shares or when common shares will be purchased on the open market. For open market purchases, the Plan Administrator will act as purchasing agent. The Plan Administrator may purchase shares on such terms as to price, delivery, and otherwise as the Plan Administrator may determine, subject to any restrictions imposed by federal or state securities laws.

No interest is paid on funds held by the Plan Administrator pending their investment in common shares.

The Otter Tail Corporation common shares are not insured by the FDIC or any other government agency, are not a deposit or other obligation of, and are not guaranteed by, EQ Shareowners Services or Otter Tail Corporation, and are subject to investment risks, including possible loss of principal amount invested. Common shares held in the plan are not subject to protection under the Securities Investor Protection Act of 1970.

You can acquire shares under the plan in the following ways:

Dividend Reinvestment

Dividends will be reinvested to purchase either new issue common shares or common shares purchased on the open market, as determined by the corporation. Dividends used to purchase new issue common shares will be invested on the dividend payment date (which is typically the tenth day of each March, June, September and December) or, if that date is not a trading day, the preceding trading day. Dividends used by the Plan Administrator to purchase common shares on the open market will normally be purchased no later than 30 trading days following the dividend payable date.

Cash Investment Option—Optional Cash Payments for Participants Enrolled in the Plan

Participants may, at any time, send checks (made payable in U.S. dollars drawn on a U.S. or Canadian financial institution) to make cash investments in the plan. Checks must be made payable to “EQ Shareowner Services” and sent with the Account Authorization Form or the Transaction Request Form attached to the account statements participants receive. The Plan Administrator will process all payments as soon as administratively possible. Participants may vary cash investments from a minimum of $10 to a maximum of $120,000 per year.

For your convenience, automatic withdrawal from your checking or savings account is available. Funds can be withdrawn from your account on or about the 1st, 15th or both days of each month as determined by the plan participant. To be eligible for this service, an Account Authorization Form must be completed and returned to the Plan Administrator.

Cash payments will be used to purchase either new issue common shares or common shares purchased on the open market, as determined by Otter Tail Corporation. Cash payments used to purchase new issue common shares will be invested on the investment date each week. With regard to common shares purchased on the open market, cash payments will typically be invested within five days from receipt of the applicable payment, and in any event no later than 35 trading days, except where the postponement is necessary to comply with Regulation M under the Exchange Act or other applicable provisions of securities laws, or if that date is not a trading day, the next trading day. Cash payments must be received the business day before a particular investment date in order to be invested on that date.

On written request, the Plan Administrator will return any optional cash payment made by check if such request is received at least two business days prior to the applicable investment date, or cancel any payment scheduled to be made by automatic withdrawal if such request is received by the Plan Administrator at least 15 business days prior to the applicable investment date.

If any optional cash contribution, including payment by check or automatic withdrawal, is returned to the Plan Administrator unpaid for any reason, the Plan Administrator will remove from your account any shares purchased upon prior credit of such funds, and will sell these shares. The Plan Administrator may sell other shares in the account to recover a returned funds fee for each optional cash investment returned unpaid for any reason and may sell additional shares as necessary to cover any market loss incurred by the Plan Administrator.

Purchases by employees, including optional cash purchases, must be made in compliance with Otter Tail Corporation’s Insider Trading Policy. In addition to other limitations, the Insider Trading Policy provides that employees may not trade in Otter Tail Corporation’s common shares if in possession of material, non-public information about Otter Tail Corporation.

Pricing

8.                      What is the price for shares acquired under the plan?

The price per share of new issue common shares will be the current market price of common shares as determined by Otter Tail Corporation on the basis of the average of the high and low sales prices of common shares on the applicable investment date as reported on the Nasdaq Global Select Market.

The price per share of shares purchased for the plan on the open market will be the weighted average price per share at which common shares of the corporation are actually purchased on the open market for the relevant period by the Plan Administrator on behalf of all participants in the plan.

Otter Tail Corporation has no basis for estimating either the number or price of shares that will be purchased under the plan. Participants should be aware that since investment prices are determined as of specified dates, they may lose any advantages otherwise available from being able to select the timing of their investment. Neither Otter Tail Corporation nor the Plan Administrator shall have any responsibility for the value of the common shares acquired for participants’ accounts.

Statements

9.                      Are statements showing account records available and when are they sent?

The Plan Administrator will maintain an account for each plan participant and will send account statements to each participant as soon as administratively possible after each quarterly dividend reinvestment and each cash investment. The statements include the participant’s current share balance and valuation as well as all year-to-date transactions. The statements are a participant’s continuing record of the cost of the participant’s purchases and should be retained for tax purposes (in particular, the statement issued in December of each year which summarizes account activity for the entire year). Included as a part of the statements is a Transaction Request Form for making optional cash payments, selling shares, withdrawing shares out of the plan, depositing shares into the plan or withdrawing from the plan.

Requesting Shares

10.               How do I request the shares available in my plan account?

Certificates for plan shares are not issued to participants unless requested in writing. Instead, the shares are credited to plan accounts and are listed on account statements. This protects against loss, theft or destruction of stock certificates.

Shares credited to your account may be withdrawn by accessing your account online at shareowneronline.com or by notifying the Plan Administrator by telephone or in writing specifying the number of whole shares to be withdrawn. You may choose to have a portion or all of the whole shares credited to your plan account delivered directly to your broker by contacting your broker. When using your broker to facilitate a share movement, provide them with a copy of your plan account statement. You may also request in writing any number of whole shares credited to your plan account be issued to you in certificate form. All certificates or book-entry shares will be issued in the account holder’s name. Any remaining whole shares and fractions of a share will continue to be credited to your plan account.

Fractional share interests will not be issued in certificate or book-entry form under any circumstances. If Otter Tail Corporation, in its sole discretion, elects to terminate the participation in the plan by a participant holding less than one share of common shares in the participant’s plan account, the Plan Administrator will pay to such participant the value of any fractional shares (less certain costs) in such plan account.

Otter Tail Corporation reserves the right to suspend its policy of issuing certificates, other than upon termination or withdrawal from the plan, at any time.

You can transfer ownership, gift your shares or request a name change in your Otter Tail Corporation plan account by completing and submitting a Stock Power Form. This form, along with instructions, can be accessed and printed through shareowneronline.com. Please note that the participant’s request must have the participant’s signature(s) medallion guaranteed by an eligible financial institution.

You cannot pledge or grant a security interest in your plan shares or transfer your plan shares outside of the plan unless you request your plan shares be issued in the participant’s name.

Safekeeping of Common Share Certificates

11.     Can I deposit common share certificates I currently hold into the plan?

Yes, you can deposit Otter Tail Corporation common share certificates registered in your name at any time. The Plan Administrator will provide safekeeping of your shares at no cost to you, including when you first enroll. To use this service, you must send your certificates to the Plan Administrator with a properly completed Transaction Request Form attached to your statement.

Certificated shares that you deposit with the Plan Administrator are credited to your plan account and thereafter are treated as if they were acquired under the plan. You are responsible for maintaining your own records of the cost basis of certificated shares deposited with the Plan Administrator. By using the share safekeeping feature, you no longer bear the risks associated with loss, theft or destruction of stock certificates.

Instructions for Mailing Certificates

Regardless of the mailing method used, you bear the full risk of loss if the certificates are lost or stolen. Please do not endorse your certificates prior to mailing.

Optional Mail Loss Insurance

The participant is advised that choosing registered, express or certified mail alone will not provide full protection, should the certificates become lost or stolen. Mail loss insurance provides the coverage needed to replace and reissue the shares should they become lost or stolen through the mail. The Plan Administrator offers low-cost loss insurance for certificates being returned for conversion to book-entry form. Replacement transaction fees may also apply.

To take advantage of the optional mail loss insurance, simply include a check in the amount of $10.00, made payable to “EQ Surety Program”, along with the certificates and instructions. Choose an accountable mail delivery service such as Federal Express, United Parcel Service, DHL, Express Mail, Purolator, TNT, or United States Postal Service Registered Mail. Any one shipping package may not contain certificates exceeding a total value of $100,000. The value of certificate shares is based on the closing market price of the common shares on the trading day prior to the documented mail date.

Claims related to lost certificates under this service must be made within 60 days of the documented delivery service mail date. A copy of the certificate(s) mailed, along with proof that it was sent by trackable mail should be submitted with the claim. This is specific coverage for the purpose of converting shares to book-entry form and the surety is not intended to cover certificates being tendered for certificate breakdown or exchange for other certificates.

Terminating Participation

12.     How do I terminate my participation in the plan?

Participation in the plan is voluntary, and a participant may terminate participation at any time by submitting the appropriate information on the Transaction Request Form provided as part of account statements or by submitting a separate written request to the Plan Administrator.

If the request to withdraw is received by the Plan Administrator before the record date for any dividend payment on which the dividends would otherwise be reinvested for a participant, the dividend reinvestment feature will be terminated on the day of receipt of the request by the Plan Administrator. If your request to terminate from the plan is received on or after a dividend record date, but before the dividend payment date, your termination will be processed as soon as administratively possible, and a separate dividend check will be mailed to you. Future dividends will be paid in cash.

Selling Shares

13.     Can I sell shares through the plan?

You may request that the Plan Administrator facilitate the sale of some or all of the shares held in your plan account. Sales under the plan are usually made through a broker chosen by the Plan Administrator, who will receive a brokerage commission per share sold to be deducted from the cash proceeds paid to you. Typically, the shares are sold through the exchange on which the common shares are traded. Depending on the number of shares to be sold and current trading volume, sale transactions may be completed in multiple transactions and over the course of more than one day. All sales are subject to market conditions, system availability, restrictions and other factors. The actual sale date, time or price received for any shares sold through the plan cannot be guaranteed.

Participants may instruct the Plan Administrator to sell shares under the plan through a Batch Order, Market Order, Day Limit Order, Good-’Til-Date/Canceled Limit Order or Stop Order, however all sales options may not be available at all times.

Batch Order (online, telephone, mail) — The Plan Administrator will combine each request to sell through the plan with other plan participant sale requests for a Batch Order. Shares are then periodically submitted in bulk to a broker for sale on the open market. Shares will be sold no later than five business days (except where deferral is necessary under state or federal regulations). Bulk sales may be executed in multiple transactions and over more than one day depending on the number of shares being sold and current trading volumes. Once entered, a Batch Order request cannot be canceled.

Market Order (online or telephone) — The participant’s request to sell shares in a Market Order will be at the prevailing market price when the trade is executed. If such an order is placed during market hours, the Plan Administrator will promptly submit the shares to a broker for sale on the open market. Once entered, a Market Order request cannot be canceled. Sales requests submitted near the close of the market may be executed on the next trading day, along with other requests received after market close.

Day Limit Order (online or telephone) —The participant’s request to sell shares in a Day Limit Order will be promptly submitted by the Plan Administrator to a broker. The broker will execute as a Market Order when and if the stock reaches or exceeds the specified price on the day the order was placed (or, for orders placed outside of market hours, the next trading day). The order is automatically canceled if the price is not met by the end of that trading day. Depending on the number of shares being sold and current trading volumes, the order may only be partially filled and the remainder of the order canceled. Once entered, a Day Limit Order request cannot be canceled by the participant.

Good-’Til-Date/Canceled (GTD/GTC) Limit Order (online or telephone) — A GTD/GTC Limit Order request will be promptly submitted by the Plan Administrator to a broker. The broker will execute as a Market Order when and if the stock reaches or exceeds the specified price at any time while the order remains open (up to the date requested or 90 days for GTC). Depending on the number of shares being sold and current trading volumes, sales may be executed in multiple transactions and may be traded on more than one day. The order or any unexecuted portion will be automatically canceled if the price is not met by the end of the order period. The order may also be canceled by the applicable stock exchange or the participant.

Stop Order (online or telephone) — The Plan Administrator will promptly submit a participant’s request to sell shares in a Stop Order to a broker. A sale will be executed when the stock reaches a specified price at any time while the order remains open (up to the date requested or 90 days), at which time the Stop Order becomes a Market Order and the sale will be at the prevailing market price when the trade is executed. The price specified in the order must be below the current market price (generally used to limit a market loss).

Alternatively, you may choose to sell shares in your plan account through a broker of your choice, in which case you should contact your broker about transferring shares from your plan account to your brokerage account.

Proceeds from sales made under the plan will be net of any service fees and trading commission to be paid by the participant. The Plan Administrator will deduct any fees or applicable tax withholding from the sale proceeds. Sales processed on accounts without a valid Form W-9 for U.S. citizens or Form W-8BEN or Form W-8BEN-E, as applicable, for non-U.S. citizens may be subject to U.S. Federal withholding taxes. Withholding taxes can be avoided by furnishing the appropriate and valid form prior to the sale. Forms are available online at shareowneronline.com. Please see “Federal income tax information” below for more information regarding the cost basis of shares acquired through the plan.

A check for the proceeds of the sale of shares (in U.S. dollars), less applicable taxes and fees, will generally be mailed by first class mail as soon as administratively possible after the settlement date. If a participant submits a request to sell all or part of plan shares, and the participant requests net proceeds to be automatically deposited to a checking or savings account, the participant must provide a voided blank check for a checking account or blank savings deposit slip for a savings account. If the participant is unable to provide a voided check or deposit slip, the participant’s written request must have the participant’s signature(s) medallion guaranteed by an eligible financial institution for direct deposit. Requests for automatic deposit of sale proceeds that do not provide the required documentation will not be processed and a check for the net proceeds will be issued. To sell shares through a broker of their choice, the participant may request the broker to transfer shares electronically from the plan account to their brokerage account.

The price of our common shares may fluctuate between the time the sale request is received and the time the sale is completed on the open market. Neither the corporation nor the Plan Administrator shall be liable for any claim arising out of failure to sell on a certain date or at a specific price. Neither the corporation nor the Plan Administrator nor any of its affiliates will provide any investment recommendations or investment advice with respect to transactions made through the plan. This risk should be evaluated by the participant and is a risk that is borne solely by the participant.

The Plan Administrator will sell the shares on behalf of the plan, and neither the corporation nor any participant in the plan has any authority or power to control the timing or pricing of shares sold or the selection of the broker making the sale. Therefore, you will not be able to precisely time your sales through the plan and will bear the market risk associated with fluctuation in the price of our common shares. That is, if you send in a request to sell shares, it is possible that the market price of common shares could go down or up before the common shares are sold. In addition, you will not earn any type of interest in connection with a sales transaction.

Share sales by employees must be made in compliance with Otter Tail Corporation’s Insider Trading Policy. In addition to other limitations, the Insider Trading Policy provides that employees may not trade in Otter Tail Corporation’s common shares if in possession of material, non-public information about the corporation.

Other Information

Stock Dividends and Stock Splits

Should Otter Tail Corporation declare a stock dividend or a stock split, the number of additional shares participants receive will be based on the number of shares in their account as of the record date for such stock dividend or stock split. Additional full and fractional shares that result from a stock dividend or a stock split will be credited to participants’ accounts.

Rights to Purchase

In the event that Otter Tail Corporation makes available to its shareholders rights to purchase additional shares or other securities, the Plan Administrator will sell such rights accruing to shares participating in the plan for the participant and will combine the funds from such sale with the next regular dividend or optional cash investment for reinvestment at that time. If a participant desires to exercise these rights, the participant should request that certificates or book-entry shares in DRS be issued for full shares as provided herein.

Voting at the Annual Meeting of Shareholders

Otter Tail Corporation will vote all shares held in a participant’s account in the same way in which the participant votes common shares registered in the participant’s name by the regular proxy returned by the participant to the corporation. If Otter Tail Corporation sends participants a separate proxy covering the shares credited to their accounts, then such shares will be voted as designated in such separate proxy. In the event participants do not direct the voting of their shares by either such regular or separate proxy, the shares credited to their account will not be voted.

Responsibility in Administering the Plan

Otter Tail Corporation and the Plan Administrator will have no responsibility beyond the exercise of ordinary care for any action taken or omitted pursuant to the plan nor will they have any duties, responsibilities or liabilities except such as are expressly set forth herein. In administering the plan, neither Otter Tail Corporation nor the Plan Administrator will be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability (a) arising out of failure to terminate a participant’s account upon death prior to receipt of notice in writing of such death; (b) with respect to the prices at which the shares are purchased or sold, the time such purchases or sales are made or any fluctuation in the market value before or after purchases or sales of shares; or (c) as to the value of the shares acquired for participants.

Participants should recognize that neither Otter Tail Corporation nor the Plan Administrator can assure them of a profit or protect them against a loss on shares purchased or sold by them under the plan.

Otter Tail Corporation reserves the right to interpret and regulate the plan as may be necessary or desirable in connection with the operation of the plan. The terms and conditions of the plan and any authorization forms shall be governed by Minnesota law.

The Corporation’s Right to Amend or Terminate the Plan

While Otter Tail Corporation expects to continue the plan indefinitely, it reserves the right to amend, modify, suspend or terminate the plan or participation therein, in whole or in part, at any time. Any such amendment, modification, suspension or termination will be announced to participants in advance.

Federal income tax information

The information set forth below is only a summary and does not claim to be a complete description of all tax consequences of participation in the plan. The description may be affected by future legislation, Internal Revenue Service (“IRS”) rulings and regulations, or court decisions. Accordingly, participants should consult with their own tax advisors with respect to the federal, state, local and foreign tax consequences of participation in the plan.

What are the federal income tax consequences of participation in the plan?

For tax purposes, participants’ reinvested dividends are treated in the same manner they would have been treated had the participants received the dividends in cash on the applicable dividend payment date. Generally, the full amount of a dividend is taxable at a 15% rate at the time of payment, although the rate could be higher (20%) or lower (0%) depending on your taxable income.

Participants will not recognize any taxable income when full shares are issued from plan accounts either in certificate form or in book-entry form in DRS. However, participants will recognize gain or loss when the shares are sold either at their request through the Plan Administrator or by the participant through the use of a broker. In addition, terminating participants will recognize gain or loss with respect to fractional shares sold. The amount of gain or loss in each case is the difference between the amount the participant receives for the shares or fractional shares sold and the participant’s cost basis in those shares. This gain or loss will be capital gain or loss provided the participant holds the shares as a capital asset, which is usually the case. Any capital gain will be taxed at long-term rates if the shares are held for more than one year and at short-term rates if held for one year or less.

How will participants be notified of their taxable dividend income?

The reinvestment of dividends does not relieve the participant of any income tax that may be payable on such dividends. Any service fees and brokerage commissions paid by Otter Tail Corporation on your behalf may be reported as dividend income based on the directive of Otter Tail Corporation. The Plan Administrator will report to all participants and the IRS the amount of dividends credited to their accounts on Form 1099-DIV. For non-U.S. participants receiving U.S. sourced dividends, they will be reported on Form 1042-S.

If a participant sells shares through the Plan Administrator, a Form 1099-B or Form 1042-S, as applicable, reporting the proceeds from the sale will be sent to the participant and the IRS.

Tax withholding will be applicable on accounts without a valid Form W-9 for U.S. citizens or Form W-8BEN or Form W-8BEN-E for non-U.S. citizens. A participant can avoid this tax by furnishing the appropriate and valid form prior to the sale. Forms are available at shareowneronline.com.

A foreign person (nonresident alien individual or foreign entity) is subject to tax withholding at a 30% rate on the gross amount of certain payments of U.S. source income including dividends, unless the beneficial owner of the payment is entitled to a reduced rate of, or exemption from, withholding tax under an income tax treaty. Foreign entity owned accounts may also be subject to 30% withholding on all applicable U.S. sourced income, including dividends, as required by the Foreign Account Tax Compliance Act (“FATCA”). Gross proceeds received from the sale, maturity or exchange of securities that can produce U.S. sourced dividends or interest will also be subject to potential FATCA withholding. Foreign persons should consult with their tax advisors or counsel as to which tax certification form they are required to provide and for more specific information regarding the withholding requirements under Chapters 3 and 4 (FATCA) of the U.S. Internal Revenue Code.

Account statements, which contain a detailed record of a participant’s purchases and sales, should be retained for tax purposes to assist with determining cost basis.

The participant should consult a personal tax advisor concerning proper tax treatment of these amounts as interpretations may differ, and laws, regulations and rulings may change over time.

Compliance with Emergency Economic Stabilization Act of 2008

The plan qualifies as a Dividend Reinvestment Plan under the meaning of Treasury Regulation section 1.1012-1(e)(6)(i), which enables participants to use the ‘average basis method’ when determining the tax basis of any shares sold. As a result, in order to participate in the plan, a participant must elect to reinvest a minimum of 10% of the dividends (if any) paid on shares held in the plan.

This plan assumes that each participant will use the first-in, first-out (“FIFO”) method when determining the tax basis of any shares sold. Participants may designate their preference for a different method of determining the tax basis of shares by identifying this preference in writing to the Plan Administrator. Participants may designate their preference for specific identification cost basis at any time or may designate their preference for the average basis method effective for sales occurring after the election. Federal tax regulations require the FIFO tax lot selection method after the average cost basis election has been made.

How does Otter Tail Corporation invest and report dividends subject to federal backup withholding or foreign tax withholding?

Otter Tail Corporation, through the Plan Administrator, will invest an amount equal to the dividends less the amount of tax withheld. The net dividend will be used to purchase shares. The account statements and the Form 1099-DIV sent to participants subject to tax withholding will indicate the amount of tax withheld and will show the net dividend reinvested by the Plan Administrator for Otter Tail Corporation. For federal income tax reporting purposes, the full amount of the dividend, including any amounts withheld under applicable backup withholding rules or withholding rules applicable to foreign participants, will be taxable dividend income to the participant.

Description of common shares

This section summarizes the general terms of the common shares that Otter Tail Corporation may offer under the plan using this prospectus. The following description is only a summary and does not purport to be complete and is qualified by reference to Otter Tail Corporation’s restated articles of incorporation (the “articles”) and restated bylaws (the “bylaws”). The articles and bylaws have been incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See “Where you can find more information” for information on how to obtain copies.

Otter Tail Corporation’s articles currently authorize the issuance of three classes of shares:

•                cumulative preferred shares, without par value (1,500,000 shares authorized),

•                cumulative preference shares, without par value (1,000,000 shares authorized), and

•                common shares, par value $5 per share (50,000,000 shares authorized).

As of December 31, 2017, there were outstanding no cumulative preferred shares, no cumulative preference shares and 39,557,491 common shares.

The Board of Directors is authorized to provide for the issue from time to time of cumulative preferred shares and cumulative preference shares in series and, as to each series, to fix the designation, annual dividend rate, quarterly dividend payment dates, redemption price or prices, voluntary and involuntary liquidation prices, conversion provisions, if any, and sinking fund provisions, if any, applicable to the shares of such series. As a result, the Board of Directors could, without shareholder approval, authorize the issuance of cumulative preferred shares or cumulative preference shares with dividend, redemption or conversion provisions that could have an adverse effect on the availability of earnings for distribution to the holders of common shares, or with voting, conversion or other rights that could proportionately reduce, minimize or otherwise adversely affect the voting power and other rights of holders of common shares.

The common shares are not entitled to any conversion or redemption rights. Holders of common shares do not have any preemptive right to subscribe for additional securities Otter Tail Corporation may issue. Otter Tail Corporation’s outstanding common shares are, and any newly issued common shares will be, fully paid and non-assessable. The transfer agent and registrar for the common shares is EQ Shareowner Services.

Dividend Rights

Subject to the prior dividend rights of any holders of the cumulative preferred shares and the cumulative preference shares and the other limitations set forth in the following paragraphs, dividends may be declared by the Board of Directors and paid from time to time upon the outstanding common shares from any funds legally available therefor.

Otter Tail Corporation and its subsidiaries are parties to agreements pursuant to which they borrow money, and certain covenants in these agreements may limit their ability to pay dividends or other distributions with respect to the common shares or to repurchase common shares. In addition, Otter Tail Corporation and its subsidiaries may become parties to future agreements that contain such restrictions.

If, and so long as, any cumulative preferred shares are outstanding, Otter Tail Corporation shall not, without the consent of the holders of a majority of the aggregate voting power of the cumulative preferred shares of all series then outstanding (two-thirds if more than one-fourth vote negatively), declare, pay or set apart for payment any dividend on or purchase, redeem or otherwise acquire any common shares of Otter Tail Corporation unless, after giving effect thereto (a) Common Share Equity shall equal at least 25% of Total Capitalization and (b) the earned surplus of Otter Tail Corporation shall not be less than $831,398.

“Common Share Equity” is the sum of

•                the corporation’s stated capital applicable to its common shares and to all other shares ranking junior to the cumulative preferred shares with respect to the payment of dividends or the distribution of assets (collectively “Subordinate Shares”), including any shares proposed to be issued substantially contemporaneously,

•                capital surplus to the extent of premium on the corporation’s common shares and on all other Subordinate Shares, including any premium on any shares proposed to be issued substantially contemporaneously,

•                contributions in aid of construction, and

•                earned surplus,

all determined in accordance with such system of accounts as may be prescribed by governmental authorities having jurisdiction in the premises or, in the absence thereof, in accordance with generally accepted accounting practice.

“Total Capitalization” means the sum of

•                the Common Share Equity,

•                the involuntary liquidation preference of all cumulative preferred shares and all other shares prior to or on a parity with the cumulative preferred shares to be outstanding after the proposed event, and

•                the principal amount of all interest bearing debt (including debt to which property theretofore acquired or to be acquired substantially contemporaneously is or will be subject) to be outstanding after the proposed event, excluding, however, all indebtedness maturing by its terms within one year from the time of creation thereof unless the corporation, without the consent of the lender, has the right to extend the maturity of such indebtedness for a period or periods which, with the original period of such indebtedness, aggregates one year or more.

Moreover, no dividend shall be declared, paid or set apart for payment on the common shares (other than a dividend or distribution payable solely in common shares) nor shall any common shares be purchased or acquired by Otter Tail Corporation at any time while there is a default or deficiency with respect to a sinking or purchase fund established for the benefit of any series of the cumulative preferred shares or the cumulative preference shares.

Voting Rights

Subject to the rights of any holders of the cumulative preferred shares and the cumulative preference shares, only the holders of common shares have voting rights and are entitled to one vote for each share held. The voting rights of the cumulative preferred shares and the cumulative preference shares as set forth in the articles are described below, and additional voting rights could be established by the Board of Directors in connection with the issuance of any such shares in the future.

Voting Rights of Cumulative Preferred Shareholders

In the event that four full quarterly dividend payments on the cumulative preferred shares of any series shall be in default, the holders of the cumulative preferred shares of all series at the time outstanding, voting as a class, shall thereafter elect three members of an eleven member Board of Directors; and, if such default shall increase to twelve full quarterly dividend payments, such holders shall thereafter elect six members of an eleven member Board of Directors. After any such default shall have been cured, the cumulative preferred shares shall be divested of such voting rights, subject to being revested in the event of subsequent such defaults.

The consent of the holders of at least two-thirds of the aggregate voting power of the cumulative preferred shares of all series then outstanding is required to

•                create, authorize or issue any shares of any class ranking prior to (or any securities of any kind or class convertible into shares of any class ranking prior to) the cumulative preferred shares as to dividends or assets, or

•                amend the corporation’s articles so as to affect adversely any of the preferences or other rights of the holders of the cumulative preferred shares, provided that if less than all series of cumulative preferred shares are so affected, only the consent of the holders of at least two-thirds of the aggregate voting power of the affected series shall be required.

A majority (two-thirds if more than one-fourth vote negatively) of the aggregate voting power of the cumulative preferred shares of all series then outstanding is required to

•                increase the number of authorized cumulative preferred shares or create, authorize or issue shares of any class ranking on a parity with the cumulative preferred shares as to dividends or assets, or any securities of any kind or class convertible into cumulative preferred shares or shares of any class on a parity with the cumulative preferred shares;

•                issue any cumulative preferred shares of any series if as a result thereof more than 60,000 cumulative preferred shares of all series will then be outstanding, unless, after giving effect thereto

—  Adjusted Income Available for Interest shall equal at least 1.5 times Adjusted Interest and Preferred Charges,

—  Adjusted Income Available for Preferred Dividends shall equal at least 2.5 times Adjusted Preferred Charges, and

—  Common Share Equity shall equal at least 25% of Total Capitalization;

•                declare, pay or set apart for payment any dividend on any Subordinate Shares, or purchase, redeem or otherwise acquire for value any Subordinate Shares, or pay or set aside or make available any moneys for a purchase fund or sinking fund for the purchase or redemption of any such Subordinate Shares, unless after giving effect to the payment of such dividend or such purchase, redemption or other acquisition of such payment or setting aside of moneys in a purchase fund or sinking fund,

—  the Common Share Equity shall equal at least one-fourth of the Total Capitalization, and

—  the earned surplus of the corporation shall be not less than $831,398;

•                consolidate or merge into or with any other corporation or corporations unless, after giving effect thereto

—  the cumulative preferred shares of the corporation outstanding immediately prior to such consolidation or merger shall remain outstanding or be constituted as shares of the corporation resulting from such consolidation or merger in the same number and with the same relative rights, voting power, preferences and restrictions as theretofore, the authorized number thereof shall not be increased, there shall be no shares of the resulting corporation outstanding or authorized ranking prior to or on a parity with the cumulative preferred shares, except shares of the corporation outstanding or authorized immediately prior to such consolidation or merger, and the indebtedness for borrowed money of the resulting corporation immediately after such consolidation or merger shall be no greater than the indebtedness for borrowed money of the corporation immediately preceding such consolidation or merger; or

—  each of the following must be satisfied with respect to the resulting corporation: the Adjusted Income Available for Interest shall equal at least 1.5 times Adjusted Interest and Preferred Charges, the Adjusted Income Available for Preferred Dividends shall equal at least 2.5 times Adjusted Preferred Charges, and the Common Share Equity of the resulting corporation shall equal at least 25% of Total Capitalization; and

•                sell, lease or exchange all or substantially all of our property and assets unless, after giving effect thereto, the fair value of our assets shall at least equal the preference on voluntary liquidation of all outstanding cumulative preferred shares and of all other outstanding shares ranking on a parity with the cumulative preferred shares, after deducting an amount equal to our outstanding indebtedness plus an amount equal to the preference on voluntary liquidation of all shares ranking prior to the cumulative preferred shares.

“Adjusted Income Available for Interest” is based upon gross income of the corporation or of the resulting corporation, as the case may be, for a then current 12-month period available for the payment of interest, after deducting all taxes (including income taxes).

“Adjusted Income Available for Preferred Dividends” equals Adjusted Income Available for Interest minus interest charges for one year and the dividend requirement for one year on any shares ranking prior to the cumulative preferred shares.

“Adjusted Interest and Preferred Charges” means the sum of

•                the interest charges for one year on all the corporation’s interest bearing indebtedness outstanding at the time of issuance of such cumulative preferred shares or of the proposed consolidation or merger (including that, if any, proposed to be issued or assumed substantially contemporaneously, or to which property theretofore acquired or to be acquired substantially contemporaneously is or will be subject (adjusted for all amortization of debt discount and expense, or of premium on debt, as the case may be)), and

•                the dividend requirements for one year on all outstanding cumulative preferred shares, and on all other shares of a class ranking prior to or on a parity with the cumulative preferred shares as to dividends or assets, outstanding at the time of issuance of such additional cumulative preferred shares, or of such consolidation or merger, including all such shares proposed to be issued, or all such shares of the resulting corporation, as the case may be.

“Adjusted Preferred Charges” is the Adjusted Interest and Preferred Charges for one year determined at the time of issuance of such cumulative preferred shares or of the proposed consolidation or merger, less the interest charges for one year and the dividend requirements for one year on any shares ranking prior to the cumulative preferred shares, included in determining the Adjusted Interest and Preferred Charges.

Holders of cumulative preferred shares entitled to vote as described above shall have voting power in proportion to the involuntary liquidation preference of the cumulative preferred shares so held and shall be entitled to cumulate votes in the election of directors.

Voting Rights of Cumulative Preference Shareholders

In the event that four full quarterly dividend payments on the cumulative preference shares of any series shall be in default, the holders of the cumulative preference shares of all series at the time outstanding, voting as a class, shall thereafter elect two members of an eleven member Board of Directors. After any such default shall have been cured, the cumulative preference shares, as the case may be, shall be divested of such voting rights, subject to being revested in the event of subsequent such defaults.

The consent of the holders of at least two-thirds of the aggregate voting power of the cumulative preference shares of all series then outstanding is required to

•                create or authorize any shares of any class (other than the cumulative preferred shares, whether now or hereafter authorized) ranking prior to the cumulative preference shares as to dividends or assets, or

•                amend Otter Tail Corporation’s articles so as to affect adversely any of the preferences or other rights of the cumulative preference shares, provided that if less than all series of cumulative preference shares are so affected, only the consent of the holders of at least two-thirds of the aggregate voting power of the affected series shall be required.

A majority (two-thirds if more than one-fourth vote negatively) of the aggregate voting power of the cumulative preference shares of all series then outstanding is required to

•                increase the number of authorized cumulative preference shares or create or authorize any shares of any class ranking on a parity with the cumulative preference shares as to dividends or assets, or

•                consolidate or merge into or with any other corporation or corporations or sell, lease or exchange all or substantially all of Otter Tail Corporation’s property and assets unless specified conditions are met.

Liquidation Rights

Upon any liquidation, dissolution or winding up of Otter Tail Corporation, the holders of common shares shall be entitled to receive pro rata all assets of Otter Tail Corporation distributable to shareholders after the payment of the respective liquidation preferences to any holders of the cumulative preferred shares and the cumulative preference shares.

Minnesota Anti-Takeover Laws

Otter Tail Corporation is governed by the provisions of Sections 302A.671, 302A.673 and 302A.675 of the Minnesota Business Corporation Act. These provisions may discourage a negotiated acquisition or unsolicited takeover of the corporation and deprive the corporation’s shareholders of an opportunity to sell their shares at a premium over the market price.

In general, Section 302A.671 provides that a public Minnesota corporation’s shares acquired in a control share acquisition have no voting rights unless voting rights are approved in a prescribed manner. A “control share acquisition” is a direct or indirect acquisition of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20% or more in the election of directors.

In general, Section 302A.673 prohibits a public Minnesota corporation from engaging in a business combination with an interested shareholder for a period of four years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. The term “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. An “interested shareholder” is a person who is the beneficial owner, directly or indirectly, of 10% or more of a corporation’s voting stock, or who is an affiliate or associate of the corporation, and who, at any time within four years before the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the corporation’s voting stock. Section 302A.673 does not apply if a committee of Otter Tail Corporation’s Board of Directors consisting of one or more of our disinterested directors (excluding directors who are current and former officers and employees of the corporation) approves the proposed transaction or the interested shareholder’s acquisition of shares before the share acquisition date, or on the share acquisition date but before the interested shareholder becomes an interested shareholder.

If a takeover offer is made for Otter Tail Corporation’s shares, Section 302A.675 of the Minnesota Business Corporation Act precludes the offeror from acquiring additional shares of stock (including in acquisitions pursuant to mergers, consolidations or statutory share exchanges) within two years following the completion of the takeover offer, unless shareholders selling their shares in the later acquisition are given the opportunity to sell their shares on terms that are substantially the same as those contained in the earlier takeover offer. A “takeover offer” is a tender offer which results in an offeror who owned 10% or less of a class of Otter Tail Corporation’s shares acquiring more than 10% of that class, or which results in the offeror increasing its beneficial ownership of a class of Otter Tail Corporation’s shares by more than 10% of the class, if the offeror owned 10% or more of the class before the takeover offer. Section 302A.675 does not apply if a committee of the corporation’s Board of Directors approves the proposed acquisition before any shares are acquired pursuant to the earlier tender offer. The committee must consist solely of directors who were directors or nominees for the corporation’s Board of Directors at the time of the first public announcement of the takeover offer, and who are not current or former officers and employees of the corporation, officers, affiliates or associates of the offeror or nominees for Otter Tail Corporation’s Board of Directors by the offeror or an affiliate or associate of the offeror.

Certain Provisions of Articles and Bylaws

Except at such times when holders of cumulative preferred shares and/or cumulative preference shares have special voting rights for the election of directors as described in this prospectus, Otter Tail Corporation’s directors are elected for three-year, staggered terms by the holders of the common shares. Cumulative voting of the common shares in the election of directors is prohibited. In addition, Otter Tail Corporation’s bylaws provide that a vote of 75% of the common shares is required to remove directors who have been elected by the holders of common shares. The affirmative vote of 75% of the common shares is required to amend provisions of the articles and bylaws relating to the staggered terms and the removal of directors, unless approved by all of the continuing directors as specified therein.

The articles contain “fair price” provisions which require the affirmative vote of 75% of the voting power of the common shares to approve business combinations, including mergers, consolidations and sales of a substantial part of Otter Tail Corporation’s assets, with an interested shareholder or its affiliates or associates, unless specified price criteria and procedural requirements are met or unless the transaction is approved by the majority of the continuing directors. The articles also contain “anti-greenmail” provisions which preclude Otter Tail Corporation from making certain purchases of common shares at a price per share in excess of the fair market price from a substantial shareholder unless approved by the affirmative vote of 66 2/3% of the voting power of the common shares held by the disinterested shareholders. The “fair price” and “anti-greenmail” provisions of the articles may not be amended without the affirmative vote of the holders of at least 75% of the voting power of the common shares, unless approved by all of the continuing directors as specified therein.

The overall effect of the foregoing provisions of Otter Tail Corporation’s articles and bylaws, together with the ability of the Board of Directors to issue additional common shares, cumulative preferred shares and cumulative preference shares, may be to delay or prevent attempts by other persons or entities to acquire control of Otter Tail Corporation without negotiations with its Board of Directors.

Experts

The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from Otter Tail Corporation’s Annual Report on Form 10-K and the effectiveness of Otter Tail Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Validity of common shares

The validity of the issuance of the new issue common shares has been passed upon for Otter Tail Corporation by Dorsey & Whitney LLP.

Other information

Plan Administrator contact information

Online

shareowneronline.com

Available 24 hours a day, 7 days a week for access to account information and answers to many common questions and general inquiries.

To enroll in the plan:

If you are an existing registered shareowner:

1.	Go to shareowneronline.com

2.	Select Sign Up Now

3.	Enter your Authentication ID* and Account Number
*If you do not have your Authentication ID, select I do not have my Authentication ID. For security, this number is required for first time sign on.

If you are a new investor:

1.	Go to shareowneronline.com

2.	Under Invest in a Plan, select Direct Purchase Plan

3.	Select Otter Tail Corporation

4.	Under New Investors, select Invest Now

5.	Follow instructions on the Buy Shares page

If you are a retail customer of Otter Tail Power Company:

1.	Complete an authorization form

2.	Send the completed authorization form and your initial investment to Otter Tail Corporation’s Shareholder Services at 215 South Cascade Street, PO Box 496, Fergus Falls, MN 56538-0496

Email

Go to shareowneronline.com and select Contact Us.

Telephone

1-866-605-8638 Toll-Free

651-450-4064 outside the United States

Shareowner Relations Specialists are available Monday through Friday, from 7:00 a.m. to 7:00 p.m. Central Time.

You may also access your account information 24 hours a day, 7 days a week using our automated voice response system.

Written correspondence and deposit of certificated shares:

EQ Shareowner Services

P.O. Box 64856

St. Paul, MN 55164-0856

Certified and overnight delivery

EQ Shareowner Services

1110 Centre Pointe Curve, Suite 101

Mendota Heights, MN 55120-4100

Plan Investment Summary and Fees

Summary

Minimum cash investments
Minimum one-time initial purchase for retail customers of Otter Tail Power Company	$100.00
Minimum one-time initial purchase for new investors*	$250.00
* Or 10 minimum recurring automatic investments	$25.00
Minimum one-time optional cash purchase	$10.00
Minimum recurring automatic investments	$10.00
Maximum cash investments
Maximum annual investment	$120,000.00
Dividend reinvestment
Reinvestment options	Full
Fees
Investment fees
Initial enrollment	Company Paid
Dividend reinvestment	Company Paid
Check investment	Company Paid
One-time automatic investment	Company Paid
Recurring automatic investment	Company Paid
Dividend purchase trading commission per share	Company Paid
Optional cash purchase trading commission per share	Company Paid
Sales fees
Batch Order	$15.00
Market Order	$25.00
Limit Order per transaction (Day/GTD/GTC)	$30.00
Stop Order	$30.00
Sale trading commission per share	$0.12
Direct deposit of sale proceeds	$5.00
Other fees
Certificate issuance	Company Paid
Certificate deposit	Company Paid
Returned check / Rejected automatic bank withdrawals	$35.00 per item
Prior year duplicate statements	$15.00 per year

For further information or general inquiries you can also contact the corporation at:

Otter Tail Corporation

Shareholder Services Department

215 South Cascade Street, Box 496

Fergus Falls, Minnesota 56538-0496

Phone: (800) 664-1259 (toll free)

(218) 739-8479 (locally)

Fax: (218) 998-3165

sharesvc@ottertail.com (email)

www.ottertail.com

The information contained on the corporation’s web site is not part of this prospectus.

Prospectus

Automatic Dividend Reinvestment

and Share Purchase Plan

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

SEC registration fee	$6,092
Accountants’ fees and expenses	15,000
Legal fees and expenses	40,000
Printing expenses	5,000
Blue Sky fees and expenses	1,000
Plan Administrator’s fees and expenses	72,000

Total	$139,092	*

*   All fees and expenses, other than the SEC registration fee, are estimated.

Item 15. Indemnification of Directors and Officers

Minnesota Statutes Section 302A.521 contains detailed provisions for indemnification of directors and officers of domestic or foreign corporations under certain circumstances and subject to certain limitations.

Article VIII of the bylaws of Otter Tail Corporation contains provisions for indemnification of its directors and officers consistent with the provisions of Minnesota Statutes, Section 302A.521.

Article X of the articles of Otter Tail Corporation states that a director shall not be liable to the corporation or its shareholders for monetary damages for a breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Sections 302A.559 or 80A.23 of the Minnesota Statutes, (iv) for any transaction from which the director derived an improper personal benefit, or (v) for any act or omission occurring prior to the date when said Article X became effective.

Otter Tail Corporation has obtained insurance policies indemnifying the corporation and the corporation’s directors and officers against certain civil liabilities and related expenses.

Item 16. List of Exhibits

Number	File No.	Previously Filed as Exhibit No.	Description

4.1	Form 8-K filed 7/1/09	3.1	Restated Articles of Incorporation

4.2	Form 8-K filed 7/1/09	3.2	Restated Bylaws

5.1			Opinion and consent of Dorsey & Whitney LLP

23.1			Consent of Deloitte & Touche LLP

23.2			Consent of Dorsey & Whitney LLP (included in Exhibit 5.1)

24.1			Power of Attorney

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described above under Item 15, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fergus Falls, State of Minnesota, on May 3, 2018.

OTTER TAIL CORPORATION

By	/s/ Kevin G. Moug
Kevin G. Moug
Chief Financial Officer and Senior Vice President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on May 3, 2018 by the following persons in the capacities indicated.

Signature	Title

/s/ Charles S. MacFarlane	President and Chief Executive Officer and Director
Charles S. MacFarlane	(principal executive officer)

/s/ Kevin G. Moug	Chief Financial Officer and Senior Vice President
Kevin G. Moug	(principal financial and accounting officer)

*	Chairman of the Board and Director
Nathan I. Partain

*	Director
Karen M. Bohn

*	Director
John D. Erickson

*	Director
Steven L. Fritze

*	Director
Kathryn O. Johnson

*	Director
Timothy J. O’Keefe

*	Director
James B. Stake

*	Director
Thomas J. Webb

* By:	/s/ Kevin G. Moug
Kevin G. Moug
Attorney-in-Fact